Exhibit 5.1

Our ref	DIC/LLO015.0032
Your ref	-

Lloyds Banking Group plc 25 Gresham Street London EC2V 7HN	27 March 2014

Dear Sirs

We have acted as solicitors in Scotland for Lloyds Banking Group plc (the Company), LBG Capital No. 1 plc (LBG 1) and LBG Capital No. 2 plc (LBG 2) in connection with:

(a)
the offer by LBG 1 (the LBG 1 Offer) to exchange Fixed Rate Reset Additional Tier 1 Securities issued by the Company (the Securities), plus accrued and unpaid interest in cash, plus (if applicable) cash amounts in lieu of any fractional Securities for (i) 7.875% Dated Enhanced Capital Notes due 2020 (the Series 1 ECNs), (ii) 8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes (the Series 2 ECNs), and (iii) 8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes (the Series 3 ECNs), in each case issued by LBG 1 and fully and unconditionally guaranteed by the Company; and

(b)
the offer by LBG 2 (the LBG 2 Offer, and together with the LBG 1 Offer, the Exchange Offer) to exchange Securities, plus accrued and unpaid interest in cash, plus (if applicable) cash amounts in lieu of any fractional Securities for 7.875% Dated Enhanced Capital Notes due 2020, issued by LBG 2, fully and unconditionally guaranteed by Lloyds Bank plc (the Series 4 ECNs and, collectively with the Series 1 ECNs, the Series 2 ECNs and the Series 3 ECNs, the Enhanced Capital Notes).

The Securities are to be issued pursuant to the provisions of the Capital Securities Indenture dated as of 6 March 2014 (the Base Indenture), as supplemented by the First Supplemental Indenture to be dated as of the settlement date in respect of the Exchange Offer (the First Supplemental Indenture and, together with the Base Indenture, the Indenture), in each case between the Company and The Bank of New York Mellon, London Branch, as trustee (the Trustee).

We, as your solicitors, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we advise you that, in our opinion, (1) the creation and issue of the Securities has been duly authorized by all necessary corporate action of the Company, and, when the Securities have been executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Enhanced Capital Notes pursuant to the Exchange Offer, they will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally (including the Banking Act 2009 and any secondary legislation, instruments or orders made, or which may be made, under it) and equitable principles of general applicability, and (2) any ordinary shares of the Company into which the Securities are automatically converted in accordance with the provisions of the Indenture upon the occurrence of a

Trigger Event (as defined in the First Supplemental Indenture) (Conversion Shares) will be validly issued and credited as fully paid, and will not be subject to further call or contribution under the laws of Scotland.

The foregoing opinion is limited to the laws of Scotland.  We have made no investigation of the laws of any jurisdiction other than Scotland and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the laws of the United States of America, and our opinion is subject to such laws including the matters stated in the opinion of Davis Polk & Wardwell London LLP, special United States counsel for the Company, dated as of 27 March 2014, to be filed as an exhibit to the aftermentioned registration statement concurrently with this opinion.  Subject to the exceptions specified in Section 9.07 of the First Supplemental Indenture, the laws of the State of New York are the chosen governing law of the Securities, and we have assumed that the Securities (other than the terms governed by Scots law in accordance with those exceptions) constitute valid, binding and enforceable obligations of the Company, enforceable against the Company in accordance with their terms, under such laws.

In connection with the opinions expressed above, we have also assumed that, at or prior to the time of the delivery of any Securities (and, in the case of assumptions (iii) and (iv) below, at or before the time of issue of any Conversion Shares), (i) the First Supplemental Indenture will be duly executed and delivered by the Company, (ii) the Base Indenture has been, and the First Supplemental Indenture will be, duly authorized, executed and delivered by the Trustee and that the Trustee has full power, authority and legal right to enter into and perform its obligations thereunder, (iii) the Company shall remain validly existing as a corporation under the laws of Scotland, and (iv) there shall not have occurred any change in law affecting the validity or enforceability of the Securities (including their automatic conversion into Conversion Shares).  We have also assumed that the execution, delivery and performance of the Securities (a) require no action by or in respect of, or filing with, any governmental body, agency or official, and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, interdict, injunction, order or decree or any agreement or other instrument binding upon the Company.

We hereby consent to the use of our name under the caption “Validity of the Additional Tier 1 Securities” in the Prospectus dated 27 March 2014 forming a part of the Amendment No. 1 to the Registration Statement on Form F-4 (the Registration Statement) filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the Securities Act) in connection with the Exchange Offer, and to the filing, as an exhibit to the Registration Statement, of this opinion.  In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Securities Act.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Yours faithfully

Partner, for and on behalf of Dundas & Wilson CS LLP